Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-214381 and 333-194209 of Central European Media Enterprises Ltd. on Form S-3 and Registration Statement Nos. 333-204667, 333-184038, 333-160444, 333-130405, 333-110959 and 333-60295 on Form S-8 of our reports dated February 8, 2018, with respect to the consolidated financial statements and schedule of Central European Media Enterprises Ltd. and the effectiveness of internal control over financial reporting of Central European Media Enterprises Ltd. included in this Annual Report (Form 10-K) of Central European Media Enterprises Ltd. for the year ended December 31, 2017.
ERNST & YOUNG LLP
London, United Kingdom
February 8, 2018